UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 29, 2011 (August 23, 2011)

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation)	1-32532 (Commission File Number)	20-0865835 (IRS Employer Identification No.)

50 E. RiverCenter Boulevard P.O. Box 391 Covington, Kentucky (Address of principal executive offices)	41012-0391 (Zip Code)

(859) 815-3333
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On August 23, 2011, Ashland Inc. (“Ashland”) entered into a Credit Agreement (the “Credit Agreement”) among Ashland Inc., as Borrower, The Bank of Nova Scotia, as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., U.S. Bank National Association and PNC Bank, National Association, as Co-Documentation Agents, and the lenders party thereto.  The Credit Agreement provides for an aggregate principal amount of $3.9 billion in senior secured credit facilities (the “Credit Facility”), comprised of (i) a five-year $1.5 billion term loan A facility, (ii) a seven-year $1.4 billion term loan B facility and (iii) a five-year $1.0 billion revolving credit facility (including a $250 million letter of credit sublimit).  Proceeds from borrowings under the term loan A facility and the term loan B facility were used, together with cash on hand, (i) to finance the cash consideration for Ashland’s acquisition (the “Acquisition”) of all the outstanding equity interests of International Specialty Products Inc., a privately-held Delaware corporation (“ISP”), pursuant to that certain Stock Purchase Agreement dated as of May 30, 2011 among Ashland and the shareholders of ISP, (ii) to finance the repayment of existing indebtedness of ISP in connection with the Acquisition and to refinance Ashland’s $850,000,000 senior secured credit facility under that certain Credit Agreement dated as of March 31, 2010, among Ashland Inc., as borrower, Bank of America, N.A., as administrative agent, The Bank of Nova Scotia, as syndication agent, and the lenders party thereto, and (iii) to pay fees and expenses incurred in connection with the Acquisition.

The Credit Facility is guaranteed by Ashland’s existing and future subsidiaries (other than certain immaterial subsidiaries, joint ventures, special purpose financing subsidiaries, regulated subsidiaries, certain foreign subsidiaries and certain other subsidiaries), and is secured by a first-priority security interest in substantially all the personal property assets, and certain real property assets, of Ashland and the guarantors, including all or a portion of the equity interests of certain of Ashland’s domestic subsidiaries and first-tier foreign subsidiaries and, in certain cases, a portion of the equity interests of other foreign subsidiaries.

The term loan A facility was drawn in full at closing and is required to be repaid by Ashland in consecutive quarterly installments beginning on December 31, 2011, with an aggregate amount equal to 5% of the original principal amount of such facility due in each of the first and second years after August 23, 2011 (the “closing date”), an aggregate amount equal to 10% of the original principal amount due in each of the third and fourth years after the closing date, an aggregate amount equal to 20% of the original principal amount due in the fifth year after the closing date, and a final payment of all outstanding principal and interest due on August 23, 2016.  The term loan B facility was also drawn in full at closing and is required to be repaid by Ashland in consecutive quarterly installments beginning on December 31, 2011, with an aggregate amount equal to 1% of the original principal amount of such facility due in each of the seven years after the closing date, and a final payment of all outstanding principal and interest due on August 23, 2018.  On the closing date, Ashland had approximately $914 million of availability under its revolving credit facility, which may be used to provide ongoing working capital and for other general corporate purposes.

At Ashland’s option, loans issued under the Credit Agreement will bear interest at either LIBOR or an alternate base rate, in each case plus the applicable interest rate margin.  Loans in respect of the term loan B facility will bear interest at LIBOR plus 2.75% per annum, in the case of LIBOR borrowings, or at the alternate base rate plus 1.75% per annum, in the alternative.  Loans in respect of the term loan A facility and the revolving credit facility will initially bear interest at LIBOR plus 2.25% per annum, in the case of LIBOR borrowings, or at the alternate base rate plus 1.25%, in the alternative, through and including February 19, 2012, and thereafter the interest rate will fluctuate between LIBOR plus 1.75% per annum and LIBOR plus 2.50% per annum (or between the alternate base rate plus 0.75% per annum and the alternate base rate plus 1.50% annum), based upon Ashland’s corporate credit ratings or the Consolidated Gross Leverage Ratio (as defined in the Credit Agreement) (whichever yields a lower applicable interest rate margin) at such time.  In addition, Ashland will initially be required to pay fees of 0.40% per annum on the daily unused amount of the revolving credit facility through and including February 19, 2012, and thereafter the fee rate will fluctuate between 0.30% and 0.50% per annum, based upon Ashland’s corporate credit ratings or the Consolidated Gross Leverage Ratio.

The term loan A facility and the revolving credit facility may be prepaid at any time without premium.  If within one year of the closing date, Ashland refinances, or voluntarily prepays loans in respect of, the term loan B facility through the incurrence of other long-term bank debt that has a lower effective yield than the yield on the term loan B facility, then Ashland is required to pay a prepayment premium equal to 1.0% of the aggregate principal amount of the term loan B facility so refinanced or prepaid.  In addition, Ashland is required to make mandatory prepayments in respect of the Credit Facility with specified percentages of the net cash proceeds of certain asset dispositions, casualty events and debt and equity issuances and with specified percentages of excess cash flow, in each case subject to certain conditions.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants which include: limitations on liens, additional indebtedness, investments, restricted payments, asset sales and mergers; financial covenants (including maintenance of a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio); and other customary limitations.  The Credit Facility also contains usual and customary events of default which include: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; bankruptcy or insolvency; material judgments; incurrence of certain material ERISA liabilities; impairment of loan documentation or security;  and change of control.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of August 23, 2011, among Ashland Inc., as Borrower, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., U.S. Bank National Association and PNC Bank, National Association, as Co-Documentation Agents, and the Lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

Date: August 29, 2011	/s/ Lamar M. Chambers
Lamar M. Chambers Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of August 23, 2011, among Ashland Inc., as Borrower, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., U.S. Bank National Association and PNC Bank, National Association, as Co-Documentation Agents, and the Lenders from time to time party thereto.